EXHIBIT 23.2




                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3), of Reckson Service Industries, Inc. (the "Company") for the registration of $500,000,000 of common stock, common stock warrants, preferred stock, preferred stock warrants, depositary shares and debt securities with respect to the Company. We also consent to the incorporation by reference of our reports dated (i) March 12, 1999, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 1998 and for the period July 15, 1997 to December 31, 1997 filed with the Securities and Exchange Commission on March 31,1999, (ii) March 12, 1999, with respect to the consolidated financial statements of Interoffice Superholdings Corporation and Subsidiaries for the period November 9, 1998 to December 31, 1998 included in the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 1999, (iii) March 5, 1999, with respect to the consolidated financial statements of RSVP Holdings, LLC for the period February 26, 1998 to December 31, 1998, included in the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 1999, (iv) January 4, 1999, with respect to the combined financial statements of Xebec Management Services, Inc. and affiliate for the years ended December 31, 1997 and 1996, included in the Company's Form 8-K filed with the Securities and Exchange Commission on January 19, 1999 and (v) September 18, 1998, with respect to the consolidated financial statements of InterOffice (Holdings) Corporation and Subsidiaries for the years ended December 31, 1997, 1996 and 1995 included in the Company's Form 8-K filed with the Securities and Exchange Commission on January 19, 1999.


                                             /s/ Ernst & Young LLP


New York, New York
August 2, 1999